Exhibit 99.2

February 3, 2015

Via E-mail and FedEx

Dean R. Pickerell, Director

Edward R. Cameron, Director

Randy L. Pearce, Director

Steve Lowenthal, Director

Mark G. Eisenschenk, Chief Executive Officer

Denis E. Grande, Secretary

7400 Excelsior Boulevard

Minneapolis, Minnesota 55426

Re:     Inspection and Copying Demand for Company Documents and Records

Gentlemen:

This letter is written on behalf of lsaac Capital Group LLC (“Isaac Capital”). Isaac Capital is the holder of 663,201 shares of Common Stock, without par value (the “Common Stock”), of Appliance Recycling Centers of America, Inc. (the “Company”), representing approximately 11.46% of the Company's outstanding shares, based on the 5,788,318 shares of Common Stock reported by the Company to be outstanding as of November 6, 2014 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) with respect to its quarterly period ended September 27, 2014. Isaac Capital has disclosed these holdings in an Amended Statement on Schedule 13D filed with the SEC on January 15, 2015.

This document inspection demand is made pursuant to Section 302A.461 of the Minnesota Business Corporations Act, Section 6.8 of the Company's By-laws dated December 26, 2007, and the common law of the State of Minnesota. Section 6.8 of the Company's By-laws dated December 26, 2007 provides as follows:

“Inspection of Books by Shareholders. Upon written demand shareholders shall for any purpose, as provided by statute, be permitted to examine and copy the share register; records of shareholder and Board proceedings; the articles of incorporation and amendments; the bylaws and amendments; reports made to shareholders within the last three (3) years; voting trust agreements; a statement of names and addresses of its Directors and principal officers; and financial statements prepared for distribution to the shareholders or to a government agency as matter of public record. Shareholders shall for any proper purpose and upon written demand be permitted to examine and copy other corporate records.”

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Pursuant to Section 302A.461 of the Minnesota Business Corporations Act, Section 6.8 of the Company's By-laws dated December 26, 2007, and the common law of the State of Minnesota, Isaac Group, as a shareholder of the Company, hereby demands the right to inspect and have copies of the following documents and records of the Company:

1. A complete record or list of the Company's shareholders, certified by its transfer agent and/or registrar, setting forth the name and address of each shareholder and the number of shares of Common Stock registered in the name of each such shareholder as of the date of this request or as of the most recent available date, which date shall in no case be earlier than the record date for the Company's 2014 annual meeting of shareholders (such most recent date, the “Record Date”);

2. A magnetic computer tape list of the Company's shareholders setting forth the name and address of each shareholder and number of shares of Common Stock registered in the name of each such shareholder as of the date of this request or as of the Record Date, and a hard copy printout of such magnetic computer tape;

3. All daily transfer sheets showing changes in the lists of the Company's shareholders that are in or come into the possession and/or control of the Company;

4. All information that is in, or that comes into the Company's or its transfer agent's possession and/or control, or that can reasonably be obtained, pursuant to Rule 14b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from brokers, dealers, banks, clearing agencies, voting trusts or nominees of any central certificate depository system concerning the number and identity of, and the number of shares held by, the actual beneficial owners ofthe Common Stock, including (a) the Securities Position Listing and omnibus proxy issued by The Depository Trust Company (“DTC”) for the Record Date and any other record date; (b) all "Weekly Security Position Listing Daily Closing Balances" reports issued by DTC; and (c) all lists (and computer tapes and printouts as described in Item 2 above) containing the name, address and number of shares of Common Stock attributable to any participant in any employee stock ownership, incentive, profit sharing, savings, retirement, stock option, stock purchase, restricted stock, dividend reinvestment or other comparable plan of the Company in which the decision whether to vote shares of Common Stock held by such plan is made, directly or indirectly, individually or collectively, by the participants in the plan and the methods by which Isaac Capital or its agents may communicate with each such participant;

5. All lists, tapes and other information that are in or come into the possession and/or control of the Company, or that can reasonably be obtained, pursuant to Rules 14b-1 and 14b-2 under the Exchange Act, that set forth the names and addresses of, and the number of shares held by, the beneficial owners of the Common Stock, including, but not limited to, any list of non-objecting or consenting beneficial owners (“NOBOs” or “COBOs”) in the format of a printout and magnetic computer tape listing in descending order balance;

6. Any and all omnibus proxies and correspondent participant listings with respect to all nominees and respondent banks that are currently in effect;

7. A correct and complete copy of the articles of incorporation of the Company, as amended and/or restated to date;

8. A correct and complete copy of the by-laws of the Company, as amended and/or restated to date;

9. Correct and complete copies of all minutes of all meetings of the board of directors of the Company and any and all committees thereof during the past three years;

10. Correct and complete copies of all materials, documents, presentations, board books, agreements, spreadsheets, financial analyses and other materials provided or made available to the directors in connection with any board or committee meeting held during the past three years or otherwise in connection with the service of the board during the past three years;

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11. Any and all documents within the possession and/or control of the Company relating to the tax audit of the California Board of Equalization relating to the Company's California operations during 2011, 2012 and 2013 or any other year, including without limitation any and all documents provided to the Company's board of directors relating to such matter, any and all internal Company memos or analyses relating to the Company's decision not to pay sales tax in the State of California or any assessment of the Company's potential exposure or likelihood of prevailing in the audit with respect to the tax positions taken by it, and any and all written communications (and any summaries or notes of verbal communications) with, to or from any agents, employees or representatives of the State of California in connection with any such audit;

12. Any and all written communications (and any summaries or notes of verbal communications) with, to or from any agents, employees or representatives of any other state or subdivision or body thereof with respect to any other tax audit conducted or threatened during the past three years;

13. The information and records specified in Items 1 through 6 above as of any record date for any shareholder meeting or action set by the Company's board of directors, by operation of law or otherwise, between the date hereof and the date of the Company's 2015 annual meeting of shareholders or any other meeting of shareholders held in lieu thereof; and

14. Any and all modifications, amendments, additions or deletions of or to any and all records referred to in Items 1 through 13 above through the date of the Company's 2015 annual meeting of shareholders or any other meeting of shareholders held in lieu thereof.

Isaac Capital is making this request in its role as a shareholder of the Company, in good faith, for the purpose of identifying the shareholders that it may contact in connection with a solicitation of proxies to be effected in accordance with the Exchange Act. Isaac Capital has a proper purpose relevant to its legitimate interest as a shareholder for making this demand, which is to obtain information that is necessary for Isaac Capital to (a) communicate with other shareholders of the Company regarding the Company's business, financial condition, management, board control and voting of its Common Stock, (b) review and investigate potential breaches of fiduciary duties or other wrongdoing by the board of directors of the Company, (c) nominate director candidates for election by the Company's shareholders at an annual or special meeting of shareholders, or directly through a consent solicitation, and solicit proxies and/or consents from shareholders of the Company in connection therewith, (d) communicate potential tender offers or other offers to shareholders of the Company to acquire some or all of the outstanding shares of Common Stock of the Company, and (e) communicate with other shareholders of the Company in connection with any of the foregoing. Isaac Capital confirms that the requested documents and records are directly connected with Isaac Capital's purpose described above. Isaac Capital will not use the requested documents or records for any improper purpose, or in ways other than for the stated purpose, under applicable law. This demand is hereby verified and aclmowledged by the undersigned in accordance with applicable law.

Please contact the undersigned regarding the time and place that we may inspect these books and records. Isaac Capital will forego this demand if the Company will voluntarily furnish to it copies of all of the information requested above. The Company is hereby authorized to deliver the information requested above to Thompson Hine LLP, 3900 Key Center, 127 Public Square, Cleveland, Ohio 44114, Attn: Derek D. Bork.

Isaac Capital has designated, and hereby designates, Thompson Hine LLP, its partners and employees, and any other persons designated by Isaac Capital or Thompson Hine LLP, acting together, singly or in any combination, to conduct, as its agents, the inspection and copying herein requested.

Please also be advised that this demand is not intended to constitute a request under Rule 14a-7 of the Exchange Act. Isaac Capital expressly reserves the right to make a request pursuant to such Rule as it deems appropriate in the future.

Please be reminded of your board's obligations—and potential liabilities—arising out of any actions that you might take in an attempt to thwart or impede the ability of the Company's shareholders to exercise their rights to vote, consent or otherwise take action under applicable law and the Company's articles of incorporation and by-laws with respect to the election of Isaac Capital's proposed nominees to the Company's board of directors. In the unfortunate event that your board takes action to interfere with the ability of the Company's shareholders to exercise any such rights, we will act immediately to protect these rights under applicable law.

Respectfully,

/s/ Derek D. Bork

Derek D. Bork

cc: Brian J. Lamb, Thompson Hine LLP

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